Exhibit 5

EXECUTION VERSION

CALL RIGHT AGREEMENT

AMONG

AT&T INC.,

WILMINGTON TRUST, NATIONAL ASSOCIATION

AND

THE THIRD LIEN HOLDERS LISTED ON SCHEDULE I HERETO

Dated as of August 1, 2012

Table of Contents

		Page
ARTICLE I DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Incorporation by Reference	3

ARTICLE II REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Third Lien Holders	3
Section 2.2	Representations and Warranties of the Holder Representative	5
Section 2.3	Representations and Warranties of Purchaser	5

ARTICLE III CALL RIGHT

Section 3.1	Trigger of Call	6
Section 3.2	Call Notices	6
Section 3.3	Payment of the Purchase Price	7
Section 3.4	Release of Escrow Funds	8
Section 3.5	Other Actions	8
Section 3.6	Indemnity	8

ARTICLE IV TRANSFER OF NOTES OR INTERESTS IN THIRD LIEN NOTES

Section 4.1	Transfer of Third Lien Notes or Interests in Third Lien Notes	9
Section 4.2	Increase in Amount	10

ARTICLE V PLEDGE OF THIRD LIEN NOTES

Section 5.1	Pledge	10

ARTICLE VI TERMINATION AND SURVIVAL

Section 6.1	Termination or Abandonment	10

ARTICLE VII MISCELLANEOUS

Section 7.1	Release of Claims	11
Section 7.2	Specific Performance	11

-i-

Exhibits

A – Form of Joinder Agreement

Schedules

I – Consenting Holder Amounts

-ii-

This CALL RIGHT AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2012, by and among undersigned holders of the Company’s 16% Third Lien Subordinated Secured Convertible Notes, due February 28, 2013 (such notes, as may be amended, restated, modified, or amended and restated from time to time, the “Third Lien Notes”, and such holders, the “Third Lien Holders”), Wilmington Trust, National Association, as the representative of the Third Lien Holders (the “Holder Representative”) and AT&T Inc., a Delaware corporation (the “Purchaser”). Each of the Third Lien Holders, the Holder Representative and the Parent shall be referred to as a “Party” and collectively as the “Parties”. Terms capitalized but not defined herein shall have the meaning assigned thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the respective boards of directors of each of Merger Sub and the Company have approved and declared advisable, and the Purchaser has approved, the Merger Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in Merger Agreement by and among the Purchaser, Merger Sub and the Company, dated the date hereof (as amended, supplemented, restated and amended and restated from time to time, the “Merger Agreement”) and in accordance with the General Corporation Law of the State of Delaware;

WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and incurring the obligations set forth therein, certain stockholders of the Company, who hold and are entitled to vote (or to direct the voting of) an aggregate of approximately fifty-nine percent (59%) of the outstanding shares of Company Common Stock, have each entered into, concurrent herewith, a voting agreement, dated as of the date hereof, with Parent, pursuant to which, upon the terms set forth therein, such stockholders have agreed to vote the shares of Company Common Stock over which they are entitled to vote (or to direct the voting of) (whether owned as of the date of the merger Agreement or after the date of the Merger Agreement) in favor of the adoption of the Merger Agreement; and

WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and incurring the obligations set forth therein, all holders (the “Holders”) of the Company’s 15% Senior Secured Notes, due December 31, 2012 (the “First Lien Notes”), the Company’s 15% Senior-Subordinated Secured Second Lien Notes, due January 31, 2013 (the “Second Lien Notes”), (an entity to be formed and described in Schedule II to the Third Lien Notes Note Purchase Agreement and referred to as “SpinCo”) SpinCo’s 16% Third Lien Subordinated Secured Convertible Notes (regardless of whether in existence as of the date hereof), due February 28, 2013 (the “SpinCo Notes”) and the Third Lien Notes (together with the First Lien Notes, the Second Lien Notes and SpinCo Notes, the “Notes”) have entered into Note Purchase Agreements (the “Note Purchase Agreements”), pursuant to which Purchaser will acquire all of the Notes from the Holders immediately prior to the Effective Time (other than those Notes which are redeemed pursuant to the Merger Agreement) and the Holders have agreed to support and take other actions with respect to the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each Party agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Allowed Amount” is the amount equal to $325,000,000 principal amount of the Subject Notes minus the amount by which such $325,000,000 is reduced by a final and non-appealable judgment of a court of competent jurisdiction as a result of any invalidity or unenforceability of the lien securing the Subject Notes, including equitable subordination thereof. For the avoidance of doubt, the Allowed Amount shall not include any amount of a purported secured claim determined by such court in such judgment to be an unsecured claim as a result of such invalidity or unenforceability or equitable subordination.

“Allowance Date” shall mean the date on which a court of competent jurisdiction determines pursuant to a final non-appealable judgment the Allowed Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any U.S. or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liability” shall mean any loss, liability, indebtedness, obligation, deficiency, tax, penalty, fine, demand, judgment, damage, cost or expense of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or about to become due.

“person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including without limitation, a Governmental Entity.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner, member manager or managing member (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

Section 1.2 Incorporation by Reference. All terms that are capitalized but not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Third Lien Holders. Each Third Lien Holder represents and warrants to the Purchaser as of the date hereof, the Call Exercise Date (as defined below), and (if applicable) the date such Third Lien Holder executes a joinder agreement in accordance with Section 5.1 that:

(a) Organization and Corporate Authority. Such Third Lien Holder has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of its incorporation or organization. Such Third Lien Holder has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Third Lien Holder and the consummation of the transactions contemplated hereby have been duly authorized by such Third Lien Holder’s board of directors or similar governing body, as applicable, and no other corporate or other proceedings on the part of such Third Lien Holder are necessary to authorize the consummation of the transactions contemplated hereby.

(b) No Conflict. Neither the execution, delivery and performance by such Third Lien Holder of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Third Lien Holder with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens upon any of the properties or assets of such Third Lien Holder under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Third Lien Holder is a party or by which it may be bound, or to which such Third Lien Holder or any of the properties or assets of such Third Lien Holder may be subject or (ii) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Third Lien Holder or any of its properties or assets except in the case of clauses (i)(2) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to adversely affect such Third Lien Holder’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in accordance with the terms hereof.

(c) No Violation. This Agreement has been duly and validly executed and delivered by such Third Lien Holder and, assuming this Agreement constitutes a valid and binding agreement of the Purchaser and the Holder Representative, constitutes a valid and binding agreement of the such Third Lien Holder, enforceable against such Third Lien Holder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(d) Ownership of Notes. Such Third Lien Holder (i) is the sole beneficial owner of the principal amount of Third Lien Notes set forth next to its name on Schedule I hereto (as such Schedule I may be amended from time to time in accordance with the terms of Section 4.2, collectively, the “Subject Notes”) and (ii) has full power and authority to dispose of, exchange, assign, hypothecate and transfer such Third Lien Notes.

(e) No Assignment; Liens. Such Third Lien Holder has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title or interest in any of its Third Lien Notes. Such Third Lien Holder has not granted or suffered to exist any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on any of its Third Lien Notes other than (i) those existing under securities laws and (ii) those created by the Third Lien Notes Note Purchase Agreement.

(f) Finders or Brokers. Such Third Lien Holder has not employed any investment banker, broker or finder who might be entitled to any fee or any commission in connection with the exercise of the Call Right, the purchase and sale of such Third Lien Notes from such Third Lien Holder or any other transaction contemplated hereby or related thereto.

(g) Setoff. Such Third Lien Holder has neither effected nor received the benefit of any setoff against the Company or any guarantor of the Third Lien Notes on account of such Third Lien Holder’s Third Lien Notes.

(h) Security Interests. Upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create legal and valid third priority liens on the Transferred Spectrum Assets in favor of the collateral agent for the Third Lien Holders, except as may be limited by applicable foreign and domestic bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and, upon the taking of such actions set forth in the Security Documents, such liens (a) constitute perfected and continuing liens on all of the Transferred Spectrum Assets, (b) have priority over all other liens on the Transferred Spectrum Assets, except for liens arising by operation of law, liens securing the First Lien Notes and Second Lien Notes, liens securing guarantees of the SpinCo Notes and Liens securing the working capital facility referenced in Section 4.2 of the Third Lien Notes Note Purchase Agreement, and (c) are enforceable against the Company and each of its Subsidiaries granting such Liens.

Section 2.2 Representations and Warranties of the Holder Representative. The Holder Representative represents and warrants to the Purchaser as of the date hereof and the Call Exercise Date:

(a) Organization and Corporate Authority. The Holder Representative is a national banking association validly existing under the laws of the United States of America. The Holder Representative has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of each of this Agreement. This Agreement has been duly executed and delivered by the Holder Representative and constitutes a legal, valid and binding obligation of the Holder Representative, enforceable against the Holder Representative in accordance with its respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Approvals. No approval, authorization or other action by or filing with any governmental authority of the United States of America or the State of New York having jurisdiction over the banking or trust powers of the Holder Representative is required in connection with the execution and delivery of this Agreement and the performance of this Agreement by the Holder Representative, or the validity or enforceability against the Holder Representative of this Agreement.

(c) No Conflict. The execution and delivery of each of this Agreement and the performance by the Holder Representative of the respective terms of this Agreement does not conflict with or result in a violation of any United States federal or State of New York regulation or law governing the banking trust powers of the Holder Representative or the organizational documents of the Holder Representative.

Section 2.3 Representations and Warranties of Purchaser. The Purchaser represents and warrants to each Third Lien Holder as of the date hereof and the Call Exercise Date that:

(a) Organization and Corporate Authority. The Purchaser has been duly organized, is validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the Purchaser’s board of directors and no other corporate proceedings on the part of the Purchaser are necessary to authorize the consummation of the transactions contemplated hereby.

(b) No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject or (ii) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its properties or assets except in the case of clauses (i)(2) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in accordance with the terms hereof.

(c) No Violation. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the other Parties hereto, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(d) Finders or Brokers. The Purchaser has not employed any investment banker, broker or finder who might be entitled to any fee or any commission in connection with the exercise of the Call Right, the purchase and sale of the Third Lien Notes from the Third Lien Holders or any other transaction contemplated hereby or related thereto.

ARTICLE III

CALL RIGHT

Section 3.1 Trigger of Call. Upon the filing by or with respect to the Company or any of its subsidiaries of a voluntary or involuntary petition under the Bankruptcy Code or any other international, federal or state bankruptcy or insolvency or debtor relief law (each such event, a “Triggering Event”), the Purchaser shall have the right, but not the obligation, to purchase all of the Subject Notes from the Third Lien Holders in accordance with the provisions set forth in this Article III.

Section 3.2 Call Notices.

(a) Upon its receipt of written notice from any Consenting Holder that a Triggering Event has occurred, the Holder Representative shall give the Purchaser written notice no later than one (1) Business Day after the date on which it receives written notice that a Triggering Event has occurred (such notice from the Holder Representative to the Purchaser, a “Triggering Event Notice”). Each Consenting Holder shall give the Holder Representative and the Purchaser written notice upon the occurrence of each Triggering Event no later than the date on which the Triggering Event occurs.

(b) No later than forty-five (45) calendar days after the later of the receipt by the Purchaser of a Triggering Event Notice or the occurrence of a Triggering Event, the Purchaser shall deliver written notice to the Holder Representative which shall state if the Purchaser (or any designee named in such notice, which shall be substituted for the Purchaser for purposes of such notice) intends to purchase all of the Subject Notes (such notice, a “Call Election Notice” and such right, the “Call Right”). If the Purchaser declines to exercise the Call Right, the Purchaser may exercise the Call Right in the future in the case of any subsequent Triggering Event.

(c) Immediately and automatically upon delivery of the Call Election Notice by the Purchaser to the Holder Representative (such time, the “Call Exercise Date”) but subject to the prior delivery of the Call Purchase Price to the Escrow Account in accordance with the terms of Section 3.3, (i) the Subject Notes (including, without limitation any rights, such as any proof of claim) shall be transferred to the Purchaser and the Purchaser shall be deemed the beneficial owner and holder of all right, title interest of the Third Lien Holders in the Subject Notes, including without limitation any “claim” as defined in the Bankruptcy Code or proceeds thereof (“Acquired Interests”); (ii) the Purchaser shall have legal title of the Subject Notes, (iii) any ownership interest in the Acquired Interests of the Third Lien Holders will terminate and (iv) the Purchaser shall terminate the pledge set forth in Section 5.1 and take physical possession of the Subject Notes. Thereafter, each Third Lien Holder and the Third Lien Designee shall take all other actions reasonably requested by the Purchaser which the Purchaser deems necessary or advisable to ensure that beneficial ownership of the Acquired Interests is vested solely and exclusively in the Purchaser and without any lien, security interest, hypothecation, hypothec or other charge or encumbrance on any such Acquired Interests. Each Third Lien Holder shall have deemed to have represented and warranted to the Purchaser as of the Call Exercise Date that all Third Lien Notes held or beneficially owned, directly or indirectly, by such Third Lien Holder (including, without limitation, the Subject Notes) immediately prior to the Call Exercise Date, have been transferred to the Purchaser and immediately following the Call Exercise Date.

Section 3.3 Payment of the Purchase Price.

(a) The Call Purchase Price shall be paid by the Purchaser (or its designee) on the Call Exercise Date by wire transfer of immediately available funds to the escrow account (the “Escrow Account”) established pursuant to the escrow agreement (the “Escrow Agreement”). The Parties shall work in good faith to negotiate an agreed form of Escrow Agreement reflecting the terms and conditions hereof promptly after the date hereof; provided, that if an Escrow Agreement has not been duly negotiated and executed prior to the Call Exercise Date, Purchaser will set aside funds to be deposited into the Escrow Account instead of depositing such funds into the Escrow Account (such funds will be promptly deposited into the Escrow Account once the Escrow Agreement is executed) and the parties will work together in such circumstances so that the funds are distributed as if the Escrow Agreement had been executed for such period.

(b) The “Call Purchase Price” shall be equal to (i) $550 million minus (ii) the sum of (x) the principal amount of the First Lien Notes (adjusted for any increase for pay-in-kind interest), plus accrued and unpaid interest up to the Call Exercise Date, and (y) the principal amount of the Second Lien Notes (adjusted for any increase for pay-in-kind interest), plus accrued and unpaid interest up to the Call Exercise Date; provided that the Call Purchase Price shall never be less than zero.

Section 3.4 Release of Escrow Funds. No later than five (5) days after the Allowance Date or, if the Allowed Amount is less than $325 million, the consummation of the applicable plan or sale, the Purchaser and the Holder Representative shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint writing instructing the Escrow Agent to release to the Holder Representative immediately available funds in an amount equal to (a) the Call Purchase Price, together with any interest accrued thereon in accordance with the Escrow Agreement, minus (b) the difference between (i) $325 million and (ii) the Allowed Amount (the “Adjusted Call Purchase Price”); provided that the amount subtracted pursuant to clause (b) shall not exceed the aggregate amount of cash paid by the Purchaser to acquire the Transferred Spectrum Assets comprising the collateral securing the Notes. Following release of amounts equal to the Adjusted Call Purchase Price to the Holder Representative, the Purchaser and the Holder Representative shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint writing instructing the Escrow Agent to release any remaining amounts in the Escrow Account to the Purchaser.

Section 3.5 Other Actions. If for any reason at all, the Call Right or any other right of the Purchaser as set forth in this Article III, whether in whole or in part, is found unenforceable or otherwise not permitted to be exercised under applicable Law, each Third Lien Holder will, subject to prior delivery of the Call Purchase Price to the Escrow Account in accordance with the terms of Section 3.3, vote its claims and interests (including, without limitation, on account of the Notes) which may not be so acquired by exercise of the Call Right at the direction of the Purchaser (or its designee).

Section 3.6 Indemnity. The Third Lien Holders, severally and not jointly, shall indemnify, defend, and hold Purchaser and its officers, directors, agents, partners, members, controlling entities and employees (collectively, “Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Indemnitee incurs or suffers as a result of, or arising out of (i) a breach of any of Third Lien Holder or the Holder Representative’s representations, warranties, covenants or agreements in this Agreement, (ii) any obligation of any Indemnitee to disgorge, in whole or in part, or otherwise reimburse (by setoff or otherwise) the Company, its subsidiaries or its affiliates or any other person for any payments, property, setoffs or recoupments received, applied or effected by or for the account of any Third Lien Holder under or in connection with the Subject Notes, or (iii) any Third Lien Holder being an insider or affiliate of the Company (including as a result of substantive consolidation) or any guarantor of the Third Lien Notes or being a member of or participating in any official or unofficial creditors’ committee or other similar committee (whether appointed or otherwise constituted in a case under the Bankruptcy Code or any other international, federal or state bankruptcy or insolvency or debtor relief law (each a, “Bankruptcy Case”) or formed prior to the commencement of the Bankruptcy Case (if any)), which condition results in Purchaser receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Subject Notes and the rights related thereto than would be received by a person who is not a member of or participating in any official or unofficial creditors’ committee or other similar committee holding Third Lien Notes; provided that with respect to breaches or obligations attributable to a Third Lien Holder, only such Third Lien Holder is responsible for the indemnity.

Section 3.7 Release of Guarantees.

(a) Upon the exercise of the Call Right and without any action by any Person (i) any guaranty provided by the Company of the SpinCo Notes and any guaranty provided by any Subsidiary of the Company other than SpinCo and its Subsidiaries of the SpinCo Notes shall be released, terminated and forever discharged and (ii) any documents or other collateral or whatever type or form securing any such guarantees will be released, terminated and forever discharged. The Consenting Holders will take all actions reasonably requested by Purchaser that Purchaser deems necessary to effect the foregoing.

(b) Upon the exercise of the Call Right and without any action by any Person, (i) any guaranty provided by SpinCo or its subsidiaries of the Third Lien Notes shall be released, terminated and forever discharged and (ii) any documents or other collateral of whatever type or form securing any such guarantees will be released, terminated and forever discharged. The Purchaser will take all actions reasonably requested by the Holder Representative that the Consenting Holders deem necessary to effect the foregoing.

ARTICLE IV

TRANSFER OF NOTES OR INTERESTS IN THIRD LIEN NOTES

Section 4.1 Transfer of Third Lien Notes or Interests in Third Lien Notes. Each Third Lien Holder agrees it shall not, directly or indirectly, sell, pledge, hypothecate or otherwise transfer or dispose of or grant, issue or sell any option, right to acquire, participation or other interest (including the granting or suffering to exist any lien, security interest, hypothecation, hypothec or other charge or encumbrance) (each, a “Transfer”) in any of such Third Lien Holder’s Notes; provided, however, that a Third Lien Holder (the “Transferor”) may transfer all or any portion of its Notes to (a) any person who is already a party to this Agreement, (b) any person set forth on Schedule II hereto, or (c) any other person consented to by the Purchaser, such consent not to be unreasonably withheld or delayed (it being understood (without limitation) that the Purchaser may reasonably withhold its consent to a Transfer to any person who is a competitor, who is an actively participating investor in a competitor, or whose investment in the Notes is funded directly or indirectly by a competitor, in each case to the extent such competitor is a competitor of the Purchaser in any material business in which the Purchaser is currently engaged; provided, further, that (i) in the cause of the foregoing clause (c), (x) the Transferor shall have given the Purchaser written notice of the proposed Transfer, including the name of the transferee and any other relevant information, at least five (5) Business Days prior to the Transfer, (y) the Purchaser shall have notified the Transferor in writing of its determination prior to the sixth (6th) Business Day after such notice (it being understood that the Purchaser shall be deemed to have consented to such proposed Transfer if Purchaser does not notify the Transferor of its determination within such period), and (z) that the transferee shall have executed joinder agreements in substantially the form attached as Exhibit A hereto and in the form attached as Exhibit D to the Note Purchase Agreement for the Third Lien Notes or, in either case, in a form otherwise acceptable to the Purchaser, and (ii) if the Transferor is transferring all of its Notes, then it shall have granted a release of the Purchaser, effective as of the Closing, in a form reasonably acceptable to the Purchaser and substantially similar to the release to be provided pursuant to Section 7.1. Any Transfer in violation of the foregoing shall be null and void ab initio.

Section 4.2 Increase in Amount. The Third Lien Holder Designee shall provide the Purchaser written notice on the day on which after any interest is paid in kind on any of the Third Lien Notes. From time to time, the Third Lien Holder Designee shall amend the amount of principal held, directly or indirectly, by each Third Lien Holder listed on Schedule I to reflect a change in principal amount of Notes held or beneficially owned, directly or indirectly, by each Third Lien Holder as a result of the payment of interest in kind on such Third Lien Notes or as a result of a Transfer permitted pursuant to Section 4.1; provided, that any such amendment shall not cure any breach of a representation and warranty if at the time such representation and warranty was made such representation and warranty was not true. From time to time, the Purchaser may require that any Third Lien Holder Designee or any Third Lien Holder to confirm in writing within two (2) Business Days that the principal amount of Third Lien Notes set forth on Schedule I next to any Third Lien Holder’s name represents all Third Lien Notes held or beneficially owned, directly or indirectly, by such Third Lien Holder.

The provisions of Section 4.3(c) of the Third Lien Notes Note Purchase Agreement as in effect on the date hereof are incorporated herein by reference with the same effect as if such provisions were stated herein in their entirety.

ARTICLE V

PLEDGE OF THIRD LIEN NOTES

Section 5.1 Pledge. As of the date hereof (or such other date agreed between the Parties) the Third Lien Notes have been delivered to the Purchaser as trustee on behalf of the Third Lien Holders. The Purchaser has a security interest in the Subject Notes in exchange for the obligations of the Third Lien Holders set forth herein. Upon termination of this Agreement in accordance with Section 6.1, the Purchaser shall return the Third Lien Notes to the Third Lien Holders. This pledge will terminate as set forth in Section 3.2(c).

ARTICLE VI

TERMINATION AND SURVIVAL

Section 6.1 Termination or Abandonment. This Agreement may be terminated:

(a) by the mutual written consent of the Purchaser and each Third Lien Holder;

(b) by the Purchaser, if the Purchaser terminates the Merger Agreement or the Third Lien Notes Note Purchase Agreement; or

(c) by the Purchaser, if any Third Lien Holder or the Holder Representative shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement.

If not previously terminated, this Agreement shall automatically terminate without action by any party at the Effective Time.

In the event of termination of this Agreement prior to the Effective Time, this Agreement shall terminate (except this Section 6.1 and Article 7 (Miscellaneous), each of which shall survive such termination); provided, however, that the foregoing termination shall not relieve any Party from any liability to the other Parties to this Agreement resulting from any breach of its obligations, covenants, agreements, and representations or warranties under this Agreement prior to the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Release of Claims. As of Closing, each Third Lien Holder, for and on behalf of itself and for and on behalf of its Affiliates, hereby voluntarily and knowingly acquits, discharges and fully and forever releases the Purchaser, the Company (including the Surviving Corporation) and their Affiliates, together with each of their respective employees, directors, officers, attorneys, bankers, auditors, agents and representatives from any and all Liabilities to any of them that exist as of the date hereof or that arise in the future from events or occurrences taken place prior to or as of Closing, but excluding any Liabilities arising out of or relating to the obligations of the Purchaser or the Company under any of the provisions of this Agreement, the Note Purchase Agreements, the Escrow Agreement or the Merger Agreement.

Section 7.2 Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy of any such breach, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity.

Section 7.2 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Voting Agreement, the Merger Agreement, the Third Lien Notes Note Purchase Agreement and the confidentiality agreements constitute the entire agreement of the Parties and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors), with respect to the subject matter hereof. This Agreement is intended for the benefit of the Parties hereto and no other person shall have any rights hereunder.

Section 7.3 Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written agreement signed by each of the Parties hereto.

Section 7.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.

Section 7.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.6 Further Assurance. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

Section 7.7 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 7.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9 Submission to Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in the State, County and City of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof; provided that it is understood and agreed that the determination of whether the Merger Agreement has been consummated in accordance with its terms shall be governed by, and in all respects interpretation of the Merger Agreement shall be construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principals of conflicts of laws thereof.

Section 7.10 Counterparts Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 7.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 7.12 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.13 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Purchaser:

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

Facsimile:        (214) 746-2103

Attention:        Wayne Watts

                        Senior Executive Vice President and General Counsel

and a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Facsimile:        (310) 712-8890

Attention:        Eric M. Krautheimer

                         Andrew G. Dietderich

To Holder Representative:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile:        (612) 217-5651

Attention:        Nicholas Tally

                         Alecia Anderson

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.14 Holder Representative. Notwithstanding anything contained herein to the contrary, in no event shall the Holder Representative be required to perform any obligation under this Agreement absent the prior written directions of the Consenting Holders.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

AT&T INC.

By	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	SVP – Corporate Development

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THIRD LIEN HOLDERS

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.
By:	Avenue Global Opportunities Fund GenPar, LLC, its general partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE INTERNATIONAL MASTER, L.P.
By:	Avenue International Master Fund GenPar, Ltd., its general partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE INVESTMENTS, L.P.
By:	Avenue Partners LLC, its general partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.
By:	Avenue Capital Partners IV, LLC, its general partner

	By:	GL Partners IV, LLC, its managing member

	By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

[Signature Page to Call Right Agreement]

THIRD LIEN HOLDERS (cont.)

SOLA LTD
By: Solus Alternative Asset Management LP Its: Investment Adviser

By:	/s/ Christopher Pucillo
Name:	Christopher Pucillo
Title:	CEO

SOLUS CORE OPPORTUNITIES MASTER FUND LTD
By: Solus Alternative Asset Management LP Its: Investment Adviser

By:	/s/ Christopher Pucillo
Name:	Christopher Pucillo
Title:	CEO

[Signature Page to Call Right Agreement]

THIRD LIEN HOLDERS (cont.)

ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P.
By: Alden Global Capital Limited, its investment adviser, By: Alden Global Capital LLC, its sub-adviser

By:	/s/ Jason Pecora
Name:	Jason Pecora
Title:	Managing Director

ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P.
By: Alden Global Capital Limited, its investment adviser, By: Alden Global Capital LLC, its sub-adviser

By:	/s/ Jason Pecora
Name:	Jason Pecora
Title:	Managing Director

[Signature Page to Call Right Agreement]

THIRD LIEN HOLDERS (cont.)

NAVATION INC.
By:	/s/ Allen Salmasi
Name: Allen Salmasi
Title: Chief Executive Officer

[Signature Page to Call Right Agreement]

THIRD LIEN HOLDERS (cont.)

/s/ Douglas F. Manchester
Douglas F. Manchester

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THIRD LIEN HOLDERS (cont.)

POLYGON RECOVERY FUND L.P.
By:	Polygon Global Partners LP, its investment adviser

By:	/s/ Reade Griffith
Name: Reade Griffith
Title: Principal

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THIRD LIEN HOLDERS (cont.)

KEVIN FINN & MADELINE MARIN FINN LIVING TRUST
By:	/s/ Kevin Finn
Name: Kevin Finn
Title: Trustee

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HOLDER REPRESENTATIVE

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Holder Representative

By:	/s/ Renee Kuhl
Name: Renee Kuhl
Title: Vice President

[Signature Page to Call Right Agreement]